Filed pursuant to Rule 424(b)(3)

Registration No. 333-271838

Prospectus Supplement dated May 1, 2024

(To Prospectus Dated May 11, 2023)

This is a prospectus supplement to the Prospectus dated May 11, 2023 (the Prospectus) which relates to Dominion Energy Reliability Investment (DERI). Investments initiated through ACH transfer from your account are limited to a maximum of $50,000 effective June 1, 2024. As an alternative, investors may initiate ACH Investments into their account from an external bank up to the program limit of $5,000,000. The amended provisions are set forth below. All other provisions of DERI remain unchanged as set forth in the Prospectus. Defined terms shall have the meanings as set forth in the Prospectus.

Investment Options

Automatic Investment

This investment option permits you to make additional investments in the Notes by automatic monthly electronic investment. Under this alternative, the agent bank will draw funds from your pre-authorized bank account up to two times per month on regular dates designated by you, by an automated clearing house (ACH) transfer for the prescribed amount and will invest the proceeds in the Notes. Investments initiated through this process may be made in any amount of $50 or more up to a maximum of $50,000.

To set up the Automatic Investment option for a new investment, you must verify your ownership of the pre-authorized bank account by completing the appropriate sections of the Enrollment by Mail Application. For an existing investment, you may complete the Change Form or utilize the self-service feature of online access. If using the Change Form, it must be mailed to Dominion Energy Reliability Investment, P.O Box 75713, Chicago, Illinois 60675-5713, which includes providing the agent bank with a voided blank check. You may make changes to the Automatic Investment option of an investment at any time by completing the Change Form, submitted with the signature of each registered owner (including joint owners) of the Notes. A Medallion Signature Guarantee stamp is required. Alternatively, you may utilize the self-service feature of online access. You may terminate investments by Automatic Investment of an existing investment at any time by providing notice in writing to the agent bank or by calling the agent bank toll free at 866-876-0001 from 8:30 a.m. to 7:00 p.m. Eastern time Monday through Friday. Notices to change or terminate investments by Automatic Investment will be effective as soon as practicable after they are received by the agent bank.

Electronic drafts will be presented for payment on the date you determine on your Application Form or Change Form. Investments will be credited and interest will begin to accrue on the first business day following posting of such draft by the agent bank. All such investments are accepted subject to collection at full face value in U.S. funds. Investments made through the Automatic Investment option will be available for redemption by the investor after five business days from the day the investment is posted.

Directed Investment

This investment option permits you to make additional discretionary electronic investments in the Notes. Under this alternative, the agent bank will, following your granted permission, draw funds on a non-recurring basis from your pre-authorized bank account by an ACH transfer for the prescribed amount and will invest the proceeds in the Notes. Investments may be made in any amount of $50 or more up to a maximum of $50,000. As an alternative, you may initiate ACH Investments into your account from an external bank up to the program limit of $5,000,000.

To set up the Directed Investment option for a new investment, you must verify your ownership of the pre-authorized bank account by completing the appropriate sections of the Enrollment by Mail Application. For an existing investment, you may utilize the self-service feature of online access. You may make changes to the Directed Investment option of an existing investment at any time by completing the Change Form, submitted with the signature of each registered owner (including joint owners) of the Notes. A Medallion Signature Guarantee stamp is required. Alternatively, you may utilize the self-service feature of online access. You may terminate the Directed Investment option for an existing investment at any time by providing notice in writing to the agent bank or by calling the agent bank toll free at 866-876-0001 from 8:30 a.m. to 7:00 p.m. Eastern time Monday through Friday. Notices to change investment information will be effective as soon as practicable after they are received by the agent bank.

Investments will be credited and interest will begin to accrue on the first business day following posting of such draft by the agent bank. All such investments are accepted subject to collection at full face value in U.S. funds. Investments made through the Directed Investment option will be available for redemption by the investor after five business days from the day the investment is posted.

This prospectus supplement constitutes part of your Prospectus and we suggest that you keep this with your permanent investment records since it contains important information about DERI.